Exhibit 10.10.3

June 16, 2014

Reggie Davis

Re: Offer of Employment

Dear Reggie:

I am pleased to offer you a position with DocuSign, Inc. (the “Company”) as General Counsel based in our San Francisco office, reporting to me, commencing on or before August 4, 2014. You will receive a semi-monthly salary of $10,417 ($250,000 annualized) which will be paid in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for annualized variable compensation (pro-rated for first year) of $100,000 based on performance against goals established by management within 30 days of your date of hire.

We will recommend to the Board of Directors of the Company that you be granted an incentive stock option entitling you to purchase 400,000 shares of Common Stock of the Company at the then current fair market value. Such options shall be subject to the terms and conditions of the Company’s Stock Option

Plan and Stock Option Agreement, including vesting requirements and will be subject to the Company’s standard Executive double trigger vesting acceleration language.

As a Company employee, you will also be eligible to receive certain employee benefits including PTO, healthcare, dental coverage, and a 401(k) plan. You should note that the Company may modify salaries and benefits from time to time as it deems necessary. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.

Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company, unless approved by the CEO.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct which are included in the employee handbook which you will receive on your first day of employment. You will be expected to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions,

221 Main Street, Suite 1000    I    San Francisco, CA 94105    I    toll free (866) 219-4318    I    www.docusign.com

the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our working relationship, you and the Company agree that all such disputes shall be resolved by binding arbitration

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below by June 20, 2014. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at DocuSign, Inc.

Sincerely,

DOCUSIGN, INC.

/s/ Keith Krach
Keith Krach

ACCEPTED AND AGREED:

Jun-17-2014
Date

Reginald D Davis
Name

/s/ Reginald D Davis
Signature

221 Main Street, Suite 1000    I    San Francisco, CA 94105    I    toll free (866) 219-4318    I    www.docusign.com